EXHIBIT 99.1

MEMORANDUM

TO:	Directors and Executive Officers of Rite Aid Corporation
FROM:	Marc Strassler
DATE:	October 15, 2010
RE:	IMPORTANT NOTICE – Trading Blackout Period for Rite Aid Corporation

This memorandum is to alert you to new, temporary restrictions on the trading of Rite Aid Corporation (the “Company”) common stock that will affect you directly due to a planned blackout period for The Rite Aid 401(k) Plan, the Rite Aid 401(k) Distribution Employees Savings Plan and the Rite Aid Services, L.L.C., 401(k) Plan (collectively, the “401(k) plans”).  The blackout period is required to facilitate the elimination of the Rite Aid Company Stock Funds (the “Company Stock Funds”) as an investment option under the 401(k) plans, and the liquidation of shares of Rite Aid Corporation common stock currently held in the Company Stock Funds, which liquidation was directed to be undertaken by the trustee of the Company Stock Funds for the 401(k) plans.

The blackout period will begin on November 15, 2010 at 4:00 p.m. and will end on December 3, 2010 at 4:00 p.m. (such period, the “Blackout Period”).  During the Blackout Period, participants in the 401(k) plans will be unable to direct or diversify investments in the Company Stock Funds, or obtain a distribution, including a hardship distribution or in-service withdrawal, from the portion of the participants’ account invested in the Company Stock Funds.

The Sarbanes-Oxley Act of 2002 and Section 104 of Regulation BTR of the Securities Exchange Act of 1934, as amended, provide that, during the Blackout Period, all directors and executive officers are, with limited exceptions, prohibited from purchasing, selling or otherwise acquiring or transferring any equity security of the Company, regardless of whether the director or executive officer participates in the 401(k) plans.  This Blackout Period not only restricts your ability to engage in transactions in Company common stock held under the 401(k) plans, but also in Company common stock or other equity awards held in accounts outside of the 401(k) plans.  The restrictions on trading during this Blackout Period are in addition to the restrictions in the Company’s Insider Trading Policy.  This means that during the period from November 15, 2010 at 4:00 p.m. until December 3, 2010 at 4:00 p.m., you will not be able to, directly or indirectly, buy, sell or otherwise acquire, transfer or dispose of any shares of Company common stock or any derivative of Company common stock, subject to certain limited exceptions.  This restriction should have little or no impact on you since during the Blackout Period you would not be permitted to trade in Company securities pursuant to our Insider Trading Policy.

If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

After the Blackout Period ends, you will be permitted to resume transactions in the Company’s common stock subject to the requirements of the Company’s Insider Trading Policy.

In addition, during the Blackout Period, you may obtain, without charge, information about the Blackout Period, including whether the Blackout Period has begun or ended, by contacting me at Rite Aid Corporation, 30 Hunter Lane, Camp Hill, PA  17011; Telephone Number: (717) 761-2633.